Exhibit 99.1

Contact:

Emily Riley – phone: 215.231.1035

                          email: emily.riley@radian.biz

Radian Increases Size and Announces Pricing of

Concurrent Offerings of Common Stock

and Convertible Senior Notes

PHILADELPHIA, February 27, 2013 — Radian Group Inc. (NYSE: RDN) announced today that it has increased the size of and priced its concurrent underwritten public offerings of 34 million shares of its common stock (the “Common Stock Offering”) at a public offering price of $8.00 per share and $350 million aggregate principal amount of its convertible senior notes due 2019 (the “Convertible Notes Offering” and, collectively with the Common Stock Offering, the “Offerings”). Morgan Stanley & Co. LLC and Goldman, Sachs & Co. have acted as joint book-running managers for the Offerings, Dowling & Partners Securities, LLC, Keefe, Bruyette & Woods, Inc., Macquarie Capital (USA) Inc. and Wells Fargo Securities, LLC have acted as co-managers for the Common Stock Offering and Keefe, Bruyette & Woods, Inc. has acted as co-manager for the Convertible Notes Offering. In connection with the Offerings, the underwriters have the option to purchase an additional 5.1 million shares of common stock and an additional $50 million principal amount of notes from the Company at the public offering price, less underwriting discounts and commissions, within 30 days. The Offerings are expected to close on March 4, 2013, subject to customary closing conditions.

The notes will be the Company’s unsecured senior obligations. The notes will pay interest semi-annually on March 1 and September 1 at a rate of 2.25% per year, and will mature on March 1, 2019.

Prior to December 1, 2018, the notes will be convertible only upon specified events and during specified periods and, thereafter, at any time. The notes will initially be convertible at a conversion rate of 94.3396 shares of the Company’s common stock per $1,000 principal amount of notes, corresponding to an initial conversion price of approximately $10.60 per share of the Company’s common stock. The conversion rate will be subject to adjustment upon certain events, but will not be adjusted for accrued and unpaid interest. Upon conversion, the Company will pay or deliver, as the case may be, cash, shares of its common stock or a combination of cash and shares of its common stock, at the Company’s option. The Company will have the right to redeem all or part of the notes on or after March 8, 2016 if the last reported sale price of its common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period.

The Company intends to use the net proceeds from the Offerings to fund working capital requirements and for general corporate purposes, including additional capital support for its mortgage insurance business.

The shares and the notes will be issued pursuant to an effective shelf registration statement that was previously filed with the Securities and Exchange Commission (the “SEC”) on Form S-3 and declared effective on August 20, 2012. The Offerings are being made by means of a prospectus and related prospectus supplements. A copy of the prospectus supplement and the accompanying base prospectus for each of the Common Stock Offering and the Convertible Notes Offering has been filed with the SEC and is available for free on the SEC’s website: http://www.sec.gov. Alternatively, copies may be obtained from Morgan Stanley & Co. LLC, Attn: Prospectus Department, 180 Varick Street, 2nd Floor, New York, New York 10014, by calling (866) 718-1649 or by emailing prospectus@morganstanley.com, and from Goldman, Sachs & Co., Attn: Prospectus Department, 200 West Street, New York, NY 10282, by calling (866) 471-2526 or by emailing prospectus-ny@ny.email.gs.com.

This press release is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy any security of the Company, nor will there be any sale of any such security in any jurisdiction in which such offer, sale or solicitation would be unlawful. Each of the offerings may be made only by means of a prospectus supplement and accompanying base prospectus.

About Radian

Radian Group Inc., headquartered in Philadelphia, provides private mortgage insurance and related risk mitigation products and services to mortgage lenders nationwide through its principal operating subsidiary, Radian Guaranty Inc. These services help promote and preserve homeownership opportunities for homebuyers, while protecting lenders from default-related losses on residential first mortgages and facilitating the sale of low-down payment mortgages in the secondary market.

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